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                                                                  EXHIBIT 10.27

[DAS LOGO]

DRUGABUSE SCIENCES, INC.
1430 O'Brien Drive, Suite E
Menlo Park, CA 94025
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     TEL:  (650) 462-1000     FAX: (650) 462-1003   E-MAIL: daskaplan@aol.com

October 18, 1999


Donald R. Wesson, MD
28 Sereno Circle
Oakland, CA  94619

          Re:  Employment Agreement

Dear Don:

On behalf of DrugAbuse Sciences, I am pleased and delighted to confirm the terms of our agreement for you to become a DrugAbuse Sciences employee. This offer is conditional upon your acceptance of the terms and conditions of this offer of employment and your execution of the attached Employee Confidential Information and Inventions Agreement.

Your position with DrugAbuse Sciences, Inc. will be Vice President, Clinical Development, reporting to the President and CEO. As we discussed, your position is a full-time position and your employment will commence on or before November 15, 1999. (The date your employment commences is referred to as your Start Date.)

Your full time base salary will be $180,000 per year, payable at the frequency and in accordance with DrugAbuse Sciences' regularly established payroll policies. All payments to you will be subject to legally required withholding. It is DrugAbuse Sciences' policy to review salary and compensation levels periodically. Accordingly, your base salary and other compensation may be adjusted from time to time at DrugAbuse Sciences' sole discretion; raises in compensation are not guaranteed. In addition to your base salary, you may receive within three months following each yearend, at the Board of Directors sole discretion, up to a 15% bonus (i.e. 15% of the paid base salary) subject to meeting specific annual milestones (Attachment
A).

DrugAbuse Sciences also has a company Stock Option Plan (which the company may modify from time to time) that may permit our employees to participate in the equity ownership of the company. We expect to include you as a participant in that plan and will recommend to the Company's Board of Directors that you be granted a stock option for 300,000 shares; with the exercise price equal to the fair market value on the date of grant or your start date, whichever is later. These options will be subject to the terms of the then applicable Stock Option Plan, and to the following vesting schedule:
(i) 37,500 shares would vest solely upon the first anniversary of continuous employment; (ii) 3125 shares would vest monthly over the three years subsequent to the first year anniversary; (iii) 150,000 shares would vest solely upon the sixth anniversary of continuous employment, subject to potential partial acceleration as follows: for each calendar year following the Start Date, vesting for 37,500 shares may be fully accelerated at the sole discretion of the Board of Directors, subject to fully and timely achieving specific milestones defined annually by the Board. For year 2000, the milestones are defined in Attachment A).



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Donald R. Wesson
October 18, 1999
Page 2

You will also be eligible to participate in the employee benefits collectively available to our employees. We are currently evaluating several plans including health, life, disability and 401K. Until such benefits are in place, DrugAbuse Sciences will reimburse your Cobra medical coverage, up to a maximum of $ 500 per month. As a regular employee of the Company, you will accrue annually a total of twelve days vacation and be entitled to the standard Company holidays.

You will devote your best efforts to the performance of your job for DrugAbuse Sciences. While employed at DrugAbuse Sciences, you will not undertake any other activity requiring your business time and attention, nor will you support any activity that is competitive with DrugAbuse Sciences' business or pose a conflict of interest with that business. You will follow all DrugAbuse Sciences' policies and procedures (including our policies protecting other employees against discrimination and sexual harassment) as made available to you from time to time. As a condition of your employment, you will execute DrugAbuse Sciences' Employee Confidential Information and Inventions Agreement.

Your employment with DrugAbuse Sciences will be "at will"; in other words, either you or DrugAbuse Sciences will have the right to terminate your employment with DrugAbuse Sciences at any time, for any reason, with or without notice and with or without cause, in your or our sole discretion. No severance will apply to termination.

Don, we are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidential Information and Inventions Agreement to me, keeping a copy of each for your records. The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. Changes to your employment agreement would apply only if in writing and signed by the Company's CEO. We look forward to you becoming a member of our team!

Sincerely,

/s/ Stanley A. Kaplan

Stanley A. Kaplan
President and CEO




I, Donald R. Wesson, understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.


Signed: /s/ Donald R. Wesson                  Date:    October 21, 1999
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Donald R. Wesson
October 18, 1999
Page 3



                                  ATTACHMENT A


I. First year potential 15% Cash Bonus based on fully and timely achieving three key milestones over the first twelve months, and at the sole discretion of the board of directors:

      (1) For 5%: Complete Naltrel Clinical Studies and Clinical Section for NDA filing, such FDA and European filing being completed by the end of year 2000 and accepted for regulatory review.

      (2) For 5%: During 2000 design, place, implement and complete four (4) "Phase IV type" Naltrel Clinical Studies.

      (3) For 5%: Develop a Buprel and a COC-AB Clinical Plan, and complete Phase I/II COC-AB study.

II. Vesting for a stock option for 37,500 shares may be accelerated at the sole discretion of the board of directors, subject to fully and timely achieving the following year 2000 milestones:

      (1) For 18,750 shares: Naltrel NDA FDA filing (i.e. NDA filing accepted for review by FDA) by the end of year 2000.

      (2) For 18,750 shares: European (mutual recognition procedure, filing accepted for regulatory review) Naltrel NDA filing by the end of year 2000.